Exhibit 99.2

THE INDIA FUND, INC.

SECRETARY’S CERTIFICATE

The undersigned, Megan Kennedy, Secretary of The India Fund, Inc. (the “Fund”), hereby certifies that set forth below is a copy of the resolutions duly adopted by the Board of Directors of the Fund on October 25, 2012, and that said resolutions continue in full force and effect:

WHEREAS, the Board, including all of the Directors who are not “interested persons” of the Funds (as that term is defined by Rule 2(a)(19) under the 1940 Act) (“Independent Directors”), has determined that the Fund should obtain fidelity bond coverage in an amount sufficient to cover the minimum legal requirements pertinent to the Funds as required by the 1940 Act; and

WHEREAS, the Board in making such determination, has considered various factors including, but not limited to, the nature of the entity writing the fidelity bond coverage and the amount of the bond and premium therefore;

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors of each Fund, including all of the Directors who are Independent Directors, has considered all relevant factors relating to the participation of the Funds, including, among other things, the expected value of the aggregate assets of each Fund, the type and terms of the arrangements made for the custody and safekeeping of such assets and the nature of the securities in which each Fund will invest; and it is further

RESOLVED, that the fidelity bond issued by Axis Europe PLC, for coverage for each Fund in the amount of described at this meeting, will provide adequate coverage for each Fund and such Fidelity Bond be, and hereby is, approved by the Board of Directors of each Fund including all of the Directors who are Independent Directors; and it is further

RESOLVED, that Secretary of each Fund or any other appropriate officer of each Fund be, and hereby is, authorized, empowered and directed to make such filings with the SEC as may be required from time to time pursuant to Rules under the 1940 Act.

IN WITNESS WHEREOF, I have hereunto signed my name this 28th day of December, 2012.

/s/ Megan Kennedy
Name: Megan Kennedy
Title: Secretary